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Exhibit 10 (i)

STATE OF NORTH CAROLINA	AMENDMENT TO EMPLOYMENT AGREEMENT
COUNTY OF MECKLENBURG

        THIS AMENDMENT, made and entered into effective the 31st day of August 2003, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the "Company"); and Howard R. Levine (hereinafter referred to as the "Employee");

W I T N E S S E T H:

        WHEREAS, the Company and the Employee entered into an Employment Agreement dated April 29, 1997, as amended by Amendments to Employment Agreement dated August 28, 1997, August 19, 1998, August 29, 1999, August 27, 2000, September 2, 2001, September 1, 2002, and January 16, 2003, (hereinafter referred to as the "Agreement"); and

        WHEREAS, the Company and the Employee desire to amend the Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

  1.
  Section 1.04 of the Agreement is amended by adding "North Dakota" and "Wyoming" to the list of states constituting the "Present Territory."

  2.
  Section 2 of the Agreement is deleted and the following is substituted in lieu thereof:

          "2.    Employment.    The Employee shall be employed by the Company and any Affiliate in the capacity provided for in Paragraph 3 for the period commencing August 31, 2003, (the "Commencement Date"), and ending on August 28, 2004, or upon the termination of this Agreement as provided in Paragraph 6."

  3.
  The first paragraph of Section 5.01 of the Agreement is deleted and the following paragraph is substituted in lieu thereof:

          "5.01    In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Company shall pay, or cause to be paid, to the Employee a weekly base salary from August 31, 2003, to August 28, 2004, of $13,942.31 ($725,000.00 per annum)."

  4.
  Subparagraphs (a) and (b) of Section 5.02 of the Agreement are deleted and the following subparagraphs are substituted in lieu thereof:

          "5.02.    In addition, the Employee shall be entitled to:

            (a)    Participate in the Company's Target Bonus Plan, as it may be amended or modified in any respect, including achievement of established goals, as Chairman and Chief Executive Officer for the fiscal year commencing August 31, 2003. The Target Bonus Plan generally will give the Employee the opportunity to earn a bonus of up to one hundred (100%) percent of the Employee's base salary actually received for services on and after August 31, 2003, through August 28, 2004, for the fiscal year ending August 28, 2004, subject to the Company's achievement of certain financial goals to be established, the Employee's performance, and all terms and conditions of the Target Bonus Plan as in effect for such fiscal year; provided that the amount of bonus paid may not be increased by the annual individual performance rating of the Employee. The Employee acknowledges that he has received a copy of the form of the Target Bonus Plan and Bonus Conditions and is familiar with the terms and conditions thereof. Nothing contained herein shall limit the Company's right to alter, amend or terminate the Target Bonus Plan at any time for any reason. The Employee further acknowledges that, as provided in the Target Bonus Plan, in the event the Employee is not employed by the Company, for whatever reason, at the time the bonus for the fiscal year is actually paid to participants in the Target Bonus Plan following the end of the fiscal year, the Employee will not be entitled to receive the bonus.

            (b)    Take twenty days (exclusive of Saturdays, Sundays and paid Company holidays) of vacation during the twelve month period commencing August 31, 2003. Vacation time will accrue ratably during the course of said period and cannot be accumulated from year to year, except that up to five days of vacation not taken in said twelve month period may be carried over to the next twelve month period."

  5.
  The second paragraph of Section 6.02 of the Agreement is deleted and the following paragraph is substituted in lieu thereof:

          "In the event this Agreement is not terminated by the Company or the Employee for any reason prior to August 28, 2004, and the Company and the Employee do not agree in writing before August 28, 2004, to extend the term of this Agreement beyond August 28, 2004, or to enter into a new agreement to extend the employment relationship beyond August 28, 2004, this Agreement shall terminate automatically on August 28, 2004, which shall be the Termination Date, and the Company shall pay to the Employee sixty (60) days of the base salary set forth in Section 5.01 (which shall constitute payment in full of the compensation due to the Employee hereunder). Any such payments shall be made in two (2) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date."

  6.
  Section 6A. of the Agreement is deleted, and the following Section is added in lieu thereof:

          "6A.    Target Bonus Plan. Notwithstanding any other provision of this Agreement, if the Company terminates this Agreement prior to the end of the term of this Agreement on August 28, 2004, for reasons other than for Cause, or if the Company and the Employee do not agree in writing before August 28, 2004, to extend the term of the Employee's employment by the Company beyond August 28, 2004, the Employee shall be entitled to receive as a severance payment an amount equal to the pro rata share of the bonus, or the full bonus,as the case may be, if any, under and subject to the terms and conditions of the Target Bonus Plan referred to in Section 5.02(a) based on one hundred (100%) percent of the Employee's base salary actually received for the period from August 31, 2003, through the Termination Date, or through August 28, 2004, if the Employee's employment continues through that date. This payment is equal to the amount, if any, the Employee would have received following the end of the fiscal year ended August 28, 2004, if the Target Bonus Plan did not have a requirement that the Employee be employed by the Company at the time the bonus is customarily paid. Such payment shall be made to the Employee on or about November 15 following the end of said fiscal year."

  7.
  All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

FAMILY DOLLAR STORES, INC.
Attest	By	/s/ R. JAMES KELLY Vice Chairman
/s/ GEORGE R. MAHONEY, JR. Secretary
(Corporate Seal)
/s/ HOWARD R. LEVINE Howard R. Levine
Witness:
/s/ ALICE R. BARRIER

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  Exhibit 10 (i)